EXHIBIT 10.49

AMENDMENT 001
TO
iDEN SUBSCRIBER SUPPLY AGREEMENT
BETWEEN
MOTOROLA, INC.
AND
NEXTEL COMMUNICATIONS, INC.
AND
NEXTEL INTERNATIONAL, INC.

This Amendment is between Motorola, Inc. a Delaware corporation (“Motorola”), Nextel Communications, Inc. (“ Nextel”), and Nextel International, Inc. (“Customer”) and amends the iDEN Subscriber Supply Agreement dated as of November 4, 1991, as heretofore amended, modified, supplemented or otherwise revised (“Supply Agreement”).

WHEREAS, the parties have mutually agreed to enter into this Amendment to the Supply Agreement in order to encourage efforts to enhance the reputation of iDEN in Nextel International’s markets by establishing improvement plans for iDEN subscriber delivery; and

WHEREAS, this Amendment shall set forth the Rebate Program under the Supply Agreement.

NOW THEREFORE, in consideration of their mutual promises set forth herein and for other good and valuable consideration received by each of them the parties agree to amend the Supply Agreement by adding the following new Sections to the Supply Agreement:

A.	Customer shall be entitled to the below stated rebate(s) upon the purchase of the required number of subscribers units set forth below:

Column	1	2	3	4

		Required # of		Per Subscriber
	Year	Subscriber Units	Maximum Rebate	Reduction
	2000	[*]	[*]	[*]
	2001	[*]	[*]	[*]
	2002	[*]	[*]	[*]
	2003	[*]	[*]	[*]

(i)	If during the relevant year, the required number of subscriber units set forth in Column 2 of the above table is not reached, the rebate amount for such year set out in Column 3 of the table above shall be reduced on a per subscriber basis in the amount set forth in Column 4 of the table above for each subscriber unit that the Customer falls short of the “Required # of Subscriber Units” for the relevant year. To the extent that Customer has agreed to a higher minimum purchase

* Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities Act of 1934, as amended.

quantity during any relevant period elsewhere, then this Section shall in no way modify such agreement.

(ii)	The rebate shown in Column 3 of the table shall be maximum rebate paid under this Agreement. Subscriber shipments in excess of such number in any year will not result in any increase in the rebates defined above.

(iii)	The Column 2 unit commitment per year is based upon Motorola subscriber units remaining competitive in price with iDEN subscriber units with similar features manufactured by other parties. [*]

(iv)	If, for any reason, Motorola fails to ship subscriber units that were ordered by Customer (and other qualifying purchasing entities) per agreed upon shipment lead times in any year, the orders that Motorola failed to ship shall be added to shipment quantities for the purpose of meeting the Column 2 unit commitment set forth in the table above. If Customer requests such adjustment to shipment quantities in any year, those units will count in the year of order and will be excluded from the shipments in the subsequent year.

(v)	Purchases by Customer of subscriber units from a Motorola licensed alternate supplier of subscriber units that contain at least [*] of their product cost value from Motorola manufactured or assembled parts shall count towards the required number of subscriber units set forth in Column 2 above.

(vi)	If Customer fails to meet the minimum of subscriber units shipped as defined above, but the combined shipments to Customer, Nextel Communications, Inc. (“Nextel”) and Nextel Partners Operating Corporation (“NPOC”) exceeds [*] (or such modified number agreed to in the Nextel Communications, Inc. Agreement) in any year the subscriber rebate reduction defined in subsection (i) above will be waived for that year.

B.	The rebate amount established pursuant to subsection (A) above shall be paid out as follows:

(i)	In consideration of Customer’s commitments for 2000, Motorola shall commence paying rebate credits in the form of a subscriber price reduction or credit in the amount stipulated of Column 4 of this Agreement until the Maximum Rebate that can be earned or set forth in Column 3 of this Agreement is reached.

(ii)	In consideration of Customer’s commitments for 2001 and subsequent years, Motorola shall commence paying rebate credits based upon the estimated amount of the “total rebate earned.” Payment of 1/12 of such estimate shall be made from January of the current year through December of such year for as long as Customer is on track to meet the minimum quantity as specified in this Amendment. Each such payment shall be made by the last day of the month in

* Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities Act of 1934, as amended.

which the rebate was earned. At the end of each year, a true up will be calculated and Motorola will either grant Customer an additional credit or Customer shall pay Motorola the amount of the excess credit granted over the amount earned.

(iii)	If firm purchase orders with scheduled shipment dates in the subscriber unit rebate year for at least the estimated annual number of subscriber units that are used to determine the rebate amount pursuant to Section (A)(i) above, are not received by September 30 of the subscriber rebate year, Motorola may adjust the estimated subscriber rebate payout for the remainder of the subscriber rebate year in accordance with estimate. Customer agrees to reimburse Motorola for any unearned subscriber rebate amounts overpaid in any subscriber rebate year.

To allow for enhanced rollout of wireless data service on the Nextel International’s networks, a [*] marketing fund shall be created, by Motorola, exclusively for Customer for 2000 only, in addition to the above rebate plan. A [*] dollar payment for this marketing fund will be made by Motorola to Customer at any time after January 1, 2000 at Customer direction to reimburse Customer for subscriber marketing expenses and the costs associated with the acquisition of additional channels from Centennial to provide iDen service in the Peru and Chile markets. The remaining [*] will be earned and paid by Motorola to Customer by January 31, 2001. The 2000 marketing fund defined in this Amendment is established in 2000 only in order to reflect the parties commitment to enhance the rollout of wireless data services.

The above rebates supercede all rebates, including those set forth in the special rebate letter dated May 16, 2000 and August 9, 2000. This rebate offered herein is the comparable rebate program Motorola agreed with Nextel Communications Inc. to offer its Qualifying International Market Joint Ventures.

This Supply Agreement shall remain in full force and effect except as expressly amended hereby. This Amendment is effective as of January 1, 2000 with respect to and for all purchases of subscriber units accruing on or after such date.

* Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities Act of 1934, as amended.

IN WITNESS WHEREOF, this Amendment has been executed and delivered by the parties set forth below.

MOTOROLA, INC. By: /s/ Charles F. Wright (Authorized Signatory)	NEXTEL COMMUNICATIONS, INC. By: /s/ Mark C. Beecy (Authorized Signatory)

Name: Charles F. Wright Title: Senior Vice President and General Manager Network Solutions Sector	Name: Mark C. Beecy Title: Vice President - Supply Chain Mgmt.

NEXTEL INTERNATIONAL, INC.

By: /s/ Robert R. Suastegui (Authorized Signatory)	By: (illegible) (Authorized Signatory)

Name: Robert R. Suastegui Title: Global Account Manager Nextel International, Inc. Network Solutions Sector	Name: (illegible) Title: (illegible)

4

* Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities Act of 1934, as amended.